Exhibit 99.1

                                              For further information contact:
                                              Steve Bono (Com) 630.271. 2150
                                              Steve Preston (CFO) 630.271.2637
                                              Bruce Byots (IR) 630.271.2906


                 SERVICEMASTER TO SELL MANAGEMENT SERVICES GROUP
                     TO ARAMARK CORPORATION FOR $800 MILLION

      Strategic Review Results in Highly Focused Consumer Oriented Company


     DOWNERS GROVE, IL, October 4, 2001 - The ServiceMaster Company (NYSE:SVM) announced today it will sell its Management Services business, which serves institutional customers, to ARAMARK Corporation for $800 million, with net after tax cash proceeds of approximately $600 million. The Company plans to use the proceeds to pay down debt in the near term. The all-cash transaction is expected to close by mid-November after obtaining regulatory approvals. The Company expects to report an after-tax accounting gain of approximately $385 million.

     ServiceMaster also announced that it will wind-down certain non-strategic and unprofitable businesses including TruGreen LandCare Construction and Certified Systems Inc. (CSI), as well as certain other small operations. The Company expects to record a non-recurring after-tax restructuring charge in the range of $300 million to $365 million in the fourth quarter 2001. The majority of the charge relates to non-cash asset impairments, while the cash component of the wind-down is expected to be approximately $45 million.




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     "The  sale of  Management  Services  is a  transformational  event  for our company," said Jonathan Ward, president and CEO of ServiceMaster. "The actions announced today recognize that ServiceMaster is in a unique position to serve the residential consumer in U.S. markets, where we have the greatest opportunity to increase shareholder value. We will have the ability to leverage the common competencies of our businesses across this focused, competitive platform. And it significantly strengthens our financial flexibility, providing us with greater latitude to invest in the growth of our core businesses."

     The events announced today are the culmination of an extensive portfolio review process which was initiated this spring. The goal of the portfolio review was to increase shareholder value by creating a focused and aligned company that provides the greatest return and growth potential.

     "Over time we will be able to enhance our growth and invest in high-return opportunities as a result of our stronger balance sheet," said Ward. "In addition, we remain committed to our current dividend policy, which is important to our current shareholders."

     On a pro-forma basis, the Company would expect dilution of $.04/share in 2001 under current accounting standards. However, under SFAS 142 "Goodwill and Other Intangible Assets," which the Company will adopt in 2002, the estimated pro forma dilution would be $.06/share.


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     "Our line of market-leading  brands uniquely positions us as America's Home
Services  Company  -  Terminix,   TruGreen,   American  Home  Shield,   American
Residential   Services,   Rescue  Rooter,   ServiceMaster  Clean,  Merry  Maids,
AmeriSpec, Furniture Medic and ServiceMaster Home Service Center," Ward added.

     "Management Services has historically been a good business for ServiceMaster and now is a better fit with ARAMARK. Both companies will enhance their ability to service their customers as a result of this transaction," Ward noted.

     "ServiceMaster and its management team are recognized as industry leaders," said Joseph Neubauer, Chairman and CEO of ARAMARK. "This acquisition will enable us to further strengthen our `Unlimited Partnerships' with an outstanding base of customers in the healthcare, education and business sectors. With ARAMARK's resources and expertise and ServiceMaster's experience and quality management team, we will be better positioned to provide broader solutions to all of our customers," he said.

     Management Services, which serves institutional healthcare, education and business sectors, has 18,000 employees and manages a workforce of 69,000 on behalf of its customers. As part of the transaction, ServiceMaster has licensed its trade name for a period of up to three years. Management Services reported revenues of $1.9 billion and operating income of $66 million in fiscal 2000.

     In addition, ServiceMaster has entered into an agreement with Environmental Industries, Inc. and its Valley Crest subsidiary, the nation's largest landscape construction company, to manage the current backlog of LandCare Construction contracts and acquire selected landscape operations.



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     The TruGreen LandCare  Construction  business had revenues of approximately
$168 million in 2000 and approximately 2,500 employees. ServiceMaster will retain the LandCare Maintenance business that provides ongoing maintenance services to the commercial market and has recently expanded into residential landscaping.

     CSI is a Mesquite, Texas-based professional employer organization operating in 41 states. CSI employs 100 people and provides out-sourced human resources support to 10,000 people. CSI reported 2000 revenues of approximately $300 million.

     ServiceMaster currently provides outsourcing services to more than 12 million customers in the United States and in 45 countries around the world, with customer level revenue of $7.6 billion. The core service capabilities of the Company include lawn care and landscaping, termite and pest control, plumbing, heating and air conditioning maintenance and repair, cleaning, plant maintenance and supportive management. These services are provided through a network of over 5,500 company-owned and franchised service centers and business units.



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Conference Call Details

     The Company will provide commentary on the actions announced today at 10:30 a.m. CT on October 4, 2001. Interested parties may listen at 877-313-1275 and enter passcode 1030104. The conference call will include Jon Ward, President and Chief Executive Officer, and Steven Preston, Chief Financial Officer.

     The call will be broadcast live and can be accessed at www.svm.com. The call will be archived and available on this site or by calling 800-642-1687, using Conference #1994740, for 30 days.

     The Company notes that statements that look forward in time, which include everything other than historical information involve risks and uncertainties that affect the Company's results of operations. Factors which could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions adverse to certain of the Company's consumer and commercial services businesses; the entry of additional competitors in any of the markets served by the Company; labor shortages; unexpected changes in operating costs; the condition of the U.S. economy; the cost and length of time associated with integrating or winding down businesses; and other factors listed from time to time in the Company's filing with the Securities and Exchange Commission.


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